Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Acquires 5.11 Tactical

Accretive Platform Acquisition Adds Global Leader of Tactical Apparel and Gear to Family of Niche Leading Businesses

Westport, Conn., August 1, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced that on July 29, 2016, it entered into a definitive agreement to acquire 5.11 Tactical (“5.11”) for a purchase price of $400 million (excluding working capital and certain other adjustments upon closing). The acquisition is expected to close within the next 45 days, subject to customary closing conditions.

5.11 is a leading designer and marketer of purpose-built tactical apparel and gear serving a wide range of global customers including law enforcement, military special operations and firefighters, as well as outdoor enthusiasts. 5.11 is headquartered in Irvine, CA and operates international sales offices in Sweden, Mexico, Australia, China and UAE. For the trailing twelve months ended April 30, 2016, 5.11 reported net revenue of approximately $293 million and EBITDA of approximately $38 million. CODI expects to fund the purchase price through a draw on its revolving credit facility as well as exercising an accordion feature on its existing credit facility.

CODI's initial equity ownership in 5.11 will be approximately 97.5%, and 5.11’s management team will also invest in the transaction alongside CODI. As part of the acquisition, CODI will acquire a substantial tax asset, the positive effect of which will be meaningful for CODI’s annual cash flow.

“5.11 represents a strong addition to our family of leading middle market businesses, and we welcome the opportunity to serve law enforcement, first responders, military personnel as well as the tactical consumer market,” said Alan Offenberg, CEO of Compass Diversified Holdings. “This company possesses the essential qualities that we seek in all our subsidiaries, including market share leadership, diverse revenue streams from a broad customer base and product portfolio, growing cash flows, a proven management team and compelling growth opportunities. We are enthusiastic about the company’s strong growth prospects and look forward to working with Tom Davin and his team to continue serving public safety professionals, and expanding 5.11’s consumer penetration globally.”

Mr. Offenberg added, “The acquisition of 5.11 will be immediately accretive to our shareholders and will further enhance our ability to continue to support our current cash distributions. We expect the acquisition to provide thirty to thirty-five cents per share of cash flow accretion to CODI on an annualized basis.”

Tom Davin, Chief Executive Officer of 5.11, and Francisco Morales, President, will continue to serve in the same roles at the company. Mr. Davin commented, “At 5.11 our mission is to create purpose-built, functionally innovative tactical apparel and gear for the most demanding situations. CODI's acquisition of 5.11 provides an excellent platform to further that mission. Our 5.11 leadership team is excited to leverage CODI's considerable financial resources and track record of working with middle market growth companies.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

In addition, we own approximately 33% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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